EXHIBIT 99.1

FAHNESTOCK VINER HOLDINGS INC. ACQUIRES OPPENHEIMER ASSET MANAGEMENT BUSINESS

New York and Toronto, June 5, 2003 – Fahnestock Viner Holdings Inc. (FVH on NYSE; FHV.A on TSX) today announced that the previously announced acquisition by Fahnestock & Co. Inc. of the U.S. Oppenheimer Asset Management Division of CIBC World Markets Corp. was completed on June 4, 2003. This completes the purchase of the Oppenheimer Divisions.

Oppenheimer Asset Management Inc. operates a highly regarded asset management business that includes Oppenheimer Investment Advisers, three investment management consulting programs (Investment Advisory Service, Strategic Asset Review and Portfolio Advisory Service), a broker managed wrap program (OMEGA) and Advantage Advisers (which includes publicly listed closed end funds and alternative investment offerings). Total managed assets are approximately $8 billion.

Fahnestock Viner Holdings Inc. is a diversified financial services firm that, through its principal subsidiary, Fahnestock & Co. Inc., provides investment and financial services to individuals as well as institutions. These services include securities brokerage, investment banking and advisory services. Fahnestock currently employs approximately 1,775 financial consultants in over 100 branch offices throughout the United States as well as in South America. Fahnestock & Co. Inc. is a member firm of the New York Stock Exchange and all principal U.S. exchanges. In addition, through its subsidiary, Freedom Investments Inc. and the BUYandHOLD division of Freedom, the Company offers online discount brokerage and dollar-based investing services. Additional information on Fahnestock is available on the Internet at www.fahnestock.com.

This news release contains forward-looking statements which are made pursuant to the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995. A forward-looking statement is subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond the control of Fahnestock Viner Holdings Inc could cause actual results to differ materially from the expectations expressed in any of the Company’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on forward-looking statements by the Company. The Company does not undertake to update any forward-looking statement that is contained in this news release.

CONTACT INFORMATION:
A.G. Lowenthal (212) 668-5782 or
E.K. Roberts (416) 322-1515